EXHIBIT 21
List of Subsidiaries of the Registrant

1.Callidus Biopharma, Inc. (Delaware)
2.Celenex, Inc. (Delaware)
3.Scioderm, Inc. (Delaware)
4.Scioderm Limited (Ireland)
5.MiaMed, Inc. (Delaware)
6.Amicus Therapeutics International Holding Limited (UK)
7.Amicus Therapeutics UK Limited (UK)
8.Amicus Therapeutics UK Operations Limited (UK)
9.Amicus Therapeutics SAS (France)
10.Amicus Therapeutics B.V. (Netherlands)
11.Amicus Therapeutics GmbH (Germany)
12.Amicus Therapeutics S.L.U. (Spain)
13.Amicus Therapeutics S.r.l. (Italy)
14.Amicus Therapeutics K.K. (Japan)
15.Amicus Therapeutics Canada Inc. (Canada)
16.Amicus Therapeutics PTY LTD (Australia)
17.Amicus Therapeutics US, LLC. (Delaware)
18.Amicus Biologics, Inc. (Florida)
19.Amicus Therapeutics ApS (Denmark)
20.Amicus Therapeutics Europe Limited (Ireland)
21.Amicus Therapeutics Switzerland GmbH (Switzerland)